Exhibit 99.1

Rosetta Resources Inc. Announces
Record Production and Proved Reserves for 2012
and Reduced Eagle Ford Well Costs

●	Increased quarterly daily production to 44.3 MBoe/d and total annual daily production to 37.2 MBoe/d
●	Reduced Eagle Ford wells costs by approximately $1 million per well compared to prior guidance
●	Achieved 25 percent growth in proved reserves to 201 MMBoe or 472 percent production replacement from all sources

HOUSTON, January 24, 2013 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported preliminary operational results for 2012 that include double-digit growth in production and proved reserves and significantly reduced well costs.  The Company plans to report final 2012 results on Monday, February 25, 2013.

“During 2012 we ramped up our development efforts in the Eagle Ford shale expanding our drilling program into four areas,” said Randy Limbacher, Rosetta’s chairman, CEO and president.  “We continue to demonstrate the high quality of our portfolio and our ability to deliver sustained growth and create long-term value from the area.  Our results were favorably impacted by rapidly decreasing well costs during the second half of the year that further enhanced asset values and will provide greater flexibility in implementing our 2013 capital program.”

2012 Production Results

Fourth quarter production averaged a record 44.3 thousand barrels of oil equivalent per day (“MBoe/d”), up 38 percent from the same period in 2011 and 20 percent from the prior quarter.  Total liquids production for the fourth quarter reached all-time high levels, averaging 27.6 thousand barrels per day (“MBbls/d”).  Total liquids represent 62 percent of total production for the period, up from 49 percent a year ago and 60 percent in the third quarter of 2012.

For the full-year, production averaged 37.2 MBoe/d.  Total daily production increased by 35 percent versus the prior year while total liquids production increased by 76 percent over that same period.  Production growth throughout the year was driven by continued success in the development of Eagle Ford assets.  The Company’s 2012 exit rate averaged 47.3 MBoe/d and production is currently averaging 49 MBoe/d of which 63 percent is liquids.

2012 Capital Program and Total Well Costs

Rosetta’s capital expenditures for 2012 were $653 million. The Company drilled a total of 85 gross wells with a 100 percent success rate and completed 64 gross wells. Capital spending included $514 million for drilling and completion activity in the Eagle Ford shale where 80 wells were drilled and 62 completed.

Drilling and completion costs declined in the Eagle Ford areas with anticipated price decreases for services and materials and improvements in well completion design. Total well costs in the Gates Ranch and Briscoe Ranch areas and the Lasseter & Eppright lease in the Central Dimmit area are currently averaging between $6.5 to $7.0 million per well. Drilling and completion costs in these areas are on average $1.0 million per well lower than prior guidance. On the remaining Central Dimmit area leases, Vivion and Light Ranch, total well costs are projected to range from $5.5 to $6.0 million per well.

Total Proved Reserves

Proved reserves as of December 31, 2012 increased by 25 percent to 201 million barrels of oil equivalent (“MMBoe”) comprised of 44.4 million barrels of crude oil and condensate, 71.6 million barrels of natural gas liquids and 509 Bcf of natural gas. Included in the total are 65.6 MMBoe of reserves additions primarily from continued success in the Eagle Ford shale offset by 10.6 MMBoe of reserves divested during the year and 1.7 MMBoe in net downward revisions. Of total proved reserves, 58 percent are liquids and 37 percent are classified as proved developed. Rosetta replaced 472 percent of production from all sources at a reserve replacement cost of $10.03 per Boe. Total reserve replacement metrics include net reserve additions from drilling activity, price and performance revisions.

For year-end 2012 reserve reporting, proved reserve estimates were based on the 12-month first day of the month historical average West Texas Intermediate and Henry Hub oil and gas prices adjusted for basis and quality differentials. The average prices for 2012 were $91.21 per barrel (“Bbl”) for oil and $2.76 per million British thermal units (“MMBtu”) for gas compared to the previous year’s $92.71 per Bbl and $4.12 per MMBtu, respectively.

The following table details Rosetta's year-end proved reserves by reserve classification:

Estimated Proved Reserves at December 31, 2012

	Developed	Undeveloped	Total
Crude Oil and Condensate (MMBbls)	19.3	25.1	44.4
Natural Gas Liquids (MMBbls)	25.1	46.5	71.6
Natural Gas (Bcf)	178	331	509
Total (MMBoe)	74	127	201

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company holds a leading position in the Eagle Ford shale in South Texas, one of the nation's largest unconventional resource plays.  Rosetta is a Delaware Corporation based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:

Don O. McCormack
Vice President, Treasurer and Chief Accounting Officer
Rosetta Resources Inc.
info@rosettaresources.com